Exhibit 99.1

Investor Contact: Dan Fidell (609) 561-9000 ext. 7027 dfidell@sjindustries.com Media Contact: Marissa Travaline (609) 561-9000 ext. 4227 mtravaline@sjindustries.com

SJI Provides Business Update Related to COVID-19 Pandemic Actions

FOLSOM, NJ, April 6, 2020 – SJI (NYSE: SJI) today announced an update regarding the actions it is taking in response to COVID-19 and the related impacts on the company’s business.

“Our company has been busy executing our business continuity plans since the outbreak of COVID-19,” said Mike Renna, SJI President and Chief Executive Officer. “Our primary focus during this crisis has been the safety of our 1,100 employees, 700,000 customers, business partners and communities. Through proper planning and the innovative use of technology, all our employees are currently working, with essential employees in the field and non-essential employees working from home to assist in reducing the spread of the virus.”

“I want to express my deepest thanks and ongoing confidence in the entire SJI team for their round-the-clock efforts to ensure safe and reliable service to our customers and communities,” added Renna.

Our business operations continue to function and the delivery of natural gas to our customers has not been materially impacted. To date, SJI has not experienced significant reductions in sales volumes across our utility businesses and is closely monitoring potential impacts due to COVID-19 pandemic responses at the state and Federal level.

We continue to assess the impact of COVID-19 on our earnings. As expected, we have incurred incremental operating costs for emergency supplies, cleaning services, enabling technology and other specific needs during this crisis which have traditionally been recognized as prudent expenditures by our regulators. At present, we have not seen a significant impact to our accounts receivable. The impact to the collectability of accounts receivable has traditionally been included in rate recovery. Our infrastructure investment programs continue to move forward, but some construction activity has ceased in accordance with directives from the Governor of New Jersey. Looking forward, we expect an uptick in construction activity once we emerge from this crisis.

We have also taken steps to strengthen liquidity and ensure the ongoing funding of our 2020 capital program over the past few weeks:

•	We have successfully addressed and eliminated all near-term SJI debt maturities through the execution of a $200mm 18-month term loan.

•	We added additional liquidity at the SJI level through the close of a $150mm 364-day term loan.

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We priced a $525mm private placement at SJG on April 1st which we expect to close on April 16th. The private placement consists of $400mm drawn at closing to refinance a maturing term loan and $125mm drawn on a six-month delay which will assist in funding capital expenditures planned for 2020.

•	We launched a $200mm At-The-Market (ATM) program to provide flexibility in addressing our previously announced 2020 equity needs.

With over $470 million of available capacity on our revolvers and the successful execution of our recent capital markets transactions, we feel confident in our liquidity position and ability to manage through the impacts of COVID-19.

Given the fluid nature of the pandemic, we are continually monitoring our business operations and will adjust as necessary to continue to provide safe and reliable service to our customers and communities while keeping employees safe.

Forward Looking Statements and Risk Factors

This news release, including information incorporated by reference, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. This news release uses words such as "anticipate," "believe," "expect," "estimate," "forecast," "goal," "intend," "objective," "plan," "project," "seek," "strategy," "target," "will" and similar expressions to identify forward looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in SJI’s marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in SJI’s distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in SJI’s and SJG's Annual Report on Form 10-K for the year ended December 31, 2019 and in any other SEC filings made by SJI or SJG prior to the filing of this news release. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. SJI and SJG undertake no obligation to revise or update any forward-looking statements, whether as result of new information, future events or otherwise, except as required by law.

About SJI

SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy services to its customers through three primary subsidiaries. SJI Utilities, SJI’s regulated natural gas utility business, delivers safe, reliable, affordable natural gas to approximately 700,000 South Jersey Gas, Elizabethtown Gas and Elkton Gas customers in New Jersey and Maryland. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.